Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

August 24, 2026

VIA ELECTRONIC MAIL

Change Agents Corporation

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Change Agents Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, with respect to the offer and sale from time to time by the selling stockholders named therein (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”), of up to an aggregate of 52,235,925 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) up to 50,000,000 shares of Common Stock (the “Put Shares”) issued or issuable to Hudson Global Ventures, LLC (“Hudson”), as a result of the Company directing Hudson to purchase such shares from time to time pursuant to the Equity Purchase Agreement dated July 22, 2026 as amended by that First Amendment to Equity Purchase Agreement dated August 21, 2026 (the “Purchase Agreement”), at a fixed purchase price of $0.20 per share; (ii) up to 925,925 shares of Common Stock (the “ELOC Warrant Shares”) issuable upon exercise of a common stock purchase warrant issued to Hudson on July 22, 2026 (the “ELOC Warrant”) at an exercise price of $0.01 per share, exercisable at any time following the date on which stockholder approval of the shares issuable upon exercise of the Warrant is obtained and deemed effective under Delaware law; (iii) 360,000 shares of Common Stock (the “Agile Waiver Shares #1”) issued to Agile Capital Funding LLC pursuant to the Forbearance Letter Agreement dated July 24, 2025, by and among the Company, Agile Capital Fundings LLC, and Agile Lending, LLC; (iv) 200,000 shares of Common Stock (the “Agile Waiver Shares #2” and together with the Agile Waiver Shares #1, the “Agile Waiver Shares”) issued to Agile Capital Funding LLC in consideration of a waiver issued on July 1, 2026; (v) 300,000 shares of Common Stock (the “Vision Shares”) issued to Vision Capital NY Inc. pursuant to the Consulting Agreement dated July 1, 2026 by and between the Company and Vision Capital NY Inc.; and (vi) 450,000 shares of Common Stock (the “One-Eyed Jack Shares,” together with the Agile Waiver Shares and the Vision Shares, the “Common Shares”) issued to One-Eyed Jack Enterprises, LLC pursuant to the Consulting Agreement by and between the Company and One-Eyed Jack Enterprises, LLC dated December 1, 2025, as amended February 17, 2026. The Put Shares, the ELOC Warrant Shares, the Agile Waiver Shares, the Vision Shares and the One-Eyed Jack Shares, are collectively referred to herein as the “Shares.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (e) the accuracy, completeness and authenticity of certificates of public officials; and (f) that the Company will have obtained such stockholder approval to issue the Shares as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC.

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion:

1. The Put Shares have been duly authorized and when the Put Shares are issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2. The ELOC Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the Delaware General Corporation Law (the “DGCL”) and, when the ELOC Warrant Shares are delivered and paid for in accordance with the terms of the ELOC Warrant and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the ELO Warrant Shares will be validly issued, fully paid, and non-assessable.

3. The Common Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, fully paid, and non-assessable.

The opinion we render herein is limited to those matters governed by the State of New York and the DGCL as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof. We express no opinion as to matters governed by any laws other than the State of New York or the DGCL.

We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the DGCL. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP